Exhibit 10.24

GARY E. MCCULLOUGH

President and Chief Executive Officer

December 6, 2007

Mr. Jeffrey D. Ayers

[Address]

Dear Jeff:

I am pleased to extend this offer for the position of Senior Vice President, General Counsel and Corporate Secretary of Career Education Corporation. Your position will be based in our corporate offices in Hoffman Estates, and you will report to me. This is an important Corporate Officer role and you will be part of our company’s Executive Leadership Team.

Following are the details of your compensation package:

•	The base salary for this position is $29,167 per month (which equates to an annual salary of $350,000). Your base salary will be reviewed on an annual basis.

•

A sign-on bonus of $50,000 will be paid within 30 days of the start of your employment provided you commence employment with CEC by January 7, 2008. You will be required to repay the entire sign-on bonus if (a) you voluntarily resign from your employment with the Company prior to the one year anniversary of your commencement of employment without Good Reason (as defined below) or (b) you are terminated for Cause (as defined in the Compensation Plan) prior to the one year anniversary of the commencement of your employment. For purposes hereof, “Good Reason” is defined as a material diminution in duties or responsibilities inconsistent with your position as Senior Vice President, General Counsel and Corporate Secretary.

•

You are eligible to participate in the Executive Bonus Program at the Company. Your target annual bonus will initially be 40% of base salary earned and such bonuses are typically paid in February or March of the year subsequent to the year for which they are earned.

•

You will also be eligible to participate in the Corporate Over Achievement Bonus Plan. Payments under this plan are at the discretion of the Chief Executive Officer and the Compensation Committee of the Board of Directors based on Company achievement in excess of budgeted income.

•

The Company will grant you 5,000 options under the terms of its 1998 Employee Incentive Compensation Plan (the “Compensation Plan”) with an exercise price equal to the stock price at the close of business on the grant date. The options will vest 25% per year over four years.

•

You will be granted 3,000 shares of Restricted Stock. These shares will vest on the third anniversary of the grant date, subject to the terms of the restricted stock agreement and the Compensation Plan. The grants of options and Restricted Stock are expected to be issued in February, 2008 following the release of the Company’s annual results for 2007.

2895 GREENSPOINT PARKWAY · SUITE 600 · HOFFMAN ESTATES · ILLINOIS 60169

TEL (847) 585-2882 · FAX (847) 585-2883 · www.careered.com

Mr. Jeffrey D. Ayers

Page Two

December 6, 2007

•	You will earn vacation at a rate of 20 working days per year.

•

You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirements of each plan. I have enclosed a summary of our plans for your review.

•

You will receive relocation benefits under “Tier A” of CEC’s Relocation Assistance Program. However, notwithstanding the provision on page 4 of the Relocation Assistance Program that provides that to be eligible for relocation assistance, “All reimbursable relocation expenses must be incurred and reimbursed within 12 months from the effective date of your transfer (the new assignment start date or the first day paid in the new location)” we have agreed to extend such 12 month period to 18 months. Details of this program have been sent to you separately.

•

During the first twelve (12) months of your employment, in the event of either an involuntary termination by CEC without cause (as defined in the Compensation Plan) or a voluntary resignation for Good Reason (as defined above), you will be eligible to receive severance benefits equal to one (1) year of base salary, and pro-rated target bonus, if earned, based on actual time worked in the position (such bonus to be paid no later than March 15 of the year following termination of employment). If you are a “specified employee” (as described in Section 409A of the Internal Revenue Code) on the date of any such termination, then any severance payment will be delayed until the date that is six months following the date of your “separation from service” (as defined under Section 409A of the Internal Revenue Code).

•

After twelve (12) months of employment, you would be covered under, and subject to, the normal CEC Severance Plan for Executive Level Employees (the “Severance Plan”). Benefits under the Severance Plan currently consist of six-months annual base salary, and pro-rated target bonus, if earned, based on actual time worked in the position.

•	Severance benefits are conditioned upon your execution and non-revocation of a complete release of all claims against the Company in such form as provided by the Company.

•	Severance benefits are not paid in the event of death, disability, retirement, voluntary resignation without Good Reason or termination for cause.

•

This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with CEC. Employment at the Company is employment at-will and may be terminated at the will of either you or the Company. This letter is subject to approval by the Board of Directors of the Company. Your offer is contingent on the successful completion of a pre-employment background investigation.

Please call me at                                          (office) or                                          (mobile) if you wish to discuss this offer.

2895 GREENSPOINT PARKWAY · SUITE 600 · HOFFMAN ESTATES · ILLINOIS 60169

TEL (847) 585-2882 · FAX (847) 585-2883 · www.careered.com

Mr. Jeffrey D. Ayers

Page Three

December 6, 2007

Jeff, I am excited about you joining me and the Career Education Corporation team. I know you have the skills and experience to do a great job and to help me make a positive difference.

Sincerely,

Gary E. McCullough

President and Chief Executive Officer

Accepted and Agreed to:

Jeffrey D. Ayers	Date

Expected Start Date:	January 7, 2008

2895 GREENSPOINT PARKWAY · SUITE 600 · HOFFMAN ESTATES · ILLINOIS 60169

TEL (847) 585-2882 · FAX (847) 585-2883 · www.careered.com